Exhibit 99.1

Dunkin' Brands Reports Second Quarter 2017 Results

Second quarter highlights include:

•	Dunkin' Donuts U.S. comparable store sales growth of 0.8%

•	Baskin-Robbins U.S. comparable store sales decline of 0.9%

•	Added 64 net new Dunkin' Donuts and 12 net new Baskin-Robbins in the U.S. and 57 net new international locations

•	Revenues increased 1.0%

•	Diluted EPS increased by $0.06 to $0.60

•	Diluted adjusted EPS increased by $0.07 to $0.64

CANTON, Mass. (July 27, 2017) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today reported results for the second quarter ended July 1, 2017.
“We are excited about the progress we have made on our multi-year plan to transform Dunkin’ Donuts U.S. into a beverage-led, on-the-go brand. Together with our franchisees, we are laser-focused on delivering what matters most to consumers, including: menu innovation; unparalleled convenience driven by digital leadership; restaurant excellence and simplification; and broad accessibility to our products through strategic restaurant development and the sale of our products in other channels,” said Nigel Travis, Dunkin’ Brands Chairman and CEO. “As evidence of our progress, we will be expanding our menu simplification test to 1,000 locations by October of this year.”
"Our Dunkin' Donuts U.S. franchisees have invested more than $1 billion into their restaurants over the past two years and have exceeded our expectations for renewal fees year-to-date,” said Kate Jaspon, Chief Financial Officer, Dunkin’ Brands Group, Inc. “This demonstrates a commitment to and confidence in the Dunkin’ Donuts brand, but with a new store model on the horizon, a large number of restaurant remodels due, and more investment required in equipment and technology, we are working with our franchisees to plan the most effective use of their capital expenditures so that we strike the right balance between driving smart growth and ensuring the current store base meets consumers’ changing needs. As such, while we are not changing 2017 guidance for revenue, operating income or earnings-per-share, we now expect Dunkin’ Donuts U.S. franchisees to open between 330 to 350 net new restaurants this year. We still expect to finish the year as one of the fastest growing brands in the U.S. restaurant industry both in terms of net store growth and increase in systemwide sales.”

SECOND QUARTER 2017 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	July 1, 2017	June 25, 2016	$ / #	%
Financial data:
Revenues	$218.5	216.3	2.2	1.0%
Operating income	113.6	106.1	7.4	7.0%
Operating income margin	52.0%	49.1%
Adjusted operating income[1]	$118.9	111.3	7.6	6.9%
Adjusted operating income margin[1]	54.4%	51.5%
Net income[2]	$55.7	49.6	6.1	12.3%
Adjusted net income[1]	58.9	52.7	6.3	11.9%
Earnings per share:
Common–basic[2]	0.61	0.54	0.07	13.0%
Common–diluted[2]	0.60	0.54	0.06	11.1%
Diluted adjusted earnings per share[1,2]	0.64	0.57	0.07	12.3%
Weighted average number of common shares – diluted (in millions)[2]	92.6	92.5	0.2	0.2%
Systemwide sales[3]	$2,902.6	2,774.9	127.7	4.6%
Comparable store sales growth (decline):
DD U.S.	0.8%	0.5%
BR U.S.	(0.9)%	0.6%
DD International	(2.8)%	(3.1)%
BR International	3.3%	(6.6)%
Development data:
Consolidated global net POD development[4]	133	198	(65)	(32.8)%
DD global PODs at period end	12,350	11,941	409	3.4%
BR global PODs at period end	7,892	7,728	164	2.1%
Consolidated global PODs at period end	20,242	19,669	573	2.9%
1 Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, impairment of our equity method investments, and certain other items, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. See “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
2 In the first quarter of 2017, the Company adopted Accounting Standards Update No. 2016-09, Compensation–Stock Compensation: Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09"), as issued by the Financial Accounting Standards Board. As required by the updated accounting standard, excess tax benefits or deficiencies are now recorded to the provision for income taxes in the consolidated statements of operations, on a prospective basis, instead of additional paid-in capital in the consolidated balance sheets. See "Adoption of New Accounting Standard" for further detail.
3 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.
4 Consolidated global net POD development for the three months ended June 25, 2016 reflects the previously-announced closing of 9 self-serve coffee stations within Speedway locations.
Global systemwide sales growth in the second quarter was primarily attributable to global store development and Dunkin' Donuts U.S. comparable store sales growth (which includes stores open 78 weeks or more).
Dunkin' Donuts U.S. comparable store sales growth in the second quarter was driven by increased average ticket offset by a decline in traffic. Breakfast sandwich sales increased driven by wake-up wraps and core sandwiches such as egg and cheese. Beverage sales were driven by the iced coffee category as Cold Brew sales continue to grow; the iced tea category which was driven by the launch of Fruited Iced Tea; and the launch of Frozen Dunkin' Coffee.
Baskin-Robbins U.S. comparable store sales were negative during the second quarter driven by a decline in traffic offset by increased average ticket. Sales of cups and cones, desserts, and beverages decreased during the second quarter, offset by increases in take home sales.
In the second quarter, Dunkin' Brands franchisees and licensees opened 133 net new restaurants around the globe. This included 64 net new Dunkin' Donuts U.S. locations, 58 net new Baskin-Robbins International locations, and 12 net new Baskin-Robbins U.S. locations, offset by the net closure of 1 Dunkin' Donuts International location. Additionally, Dunkin' Donuts U.S. franchisees remodeled 114 restaurants and Baskin-Robbins U.S. franchisees remodeled 19 restaurants during the quarter.
Revenues for the second quarter increased $2.2 million, or 1.0%, compared to the prior year period due primarily to increased royalty income as a result of systemwide sales growth, as well as an increase in rental income due to an increase in the number of leases for franchised locations. These increases in revenues were offset by a decrease in sales at company-operated restaurants as there were no company-operated points of distribution during the second quarter of 2017 compared to 29 company-operated points of distribution in the prior year period. Also offsetting the increases in revenues was a decrease in sales of ice cream and other products primarily to our licensees in the Middle East, as well as a decrease in other revenues driven by transfer fee income and refranchising gains in the prior year period.
Operating income and adjusted operating income for the second quarter increased $7.4 million, or 7.0%, and $7.6 million, or 6.9%, respectively, from the prior year period primarily as a result of the increase in royalty income, an increase in rental margin, and a decrease in general and administrative expenses. Additionally, the prior year period was unfavorably impacted by the operating results of company-operated restaurants. The increases in operating income and adjusted operating income were offset by a gain recognized in connection with the sale of company-operated restaurants in the prior year period, as well as the decrease in other revenues.
Net income and adjusted net income for the second quarter increased by $6.1 million, or 12.3%, and $6.3 million, or 11.9%, respectively, compared to the prior year period primarily as a result of the increases in operating income and adjusted operating income, offset by an increase in income tax expense.
Diluted earnings per share and diluted adjusted earnings per share for the second quarter increased by 11.1% to $0.60 and 12.3% to $0.64, respectively, compared to the prior year period as a result of the increases in net income and adjusted net income, respectively, offset by an increase in shares outstanding. The increase in shares outstanding from the prior year period was due primarily to the exercise of stock options and the new accounting standard adopted in the first quarter of 2017, offset by repurchases of shares since the second quarter of 2016. Excluding the impact of excess tax benefits recognized, diluted earnings per share and diluted adjusted earnings per share would have been $0.01 lower.

SECOND QUARTER 2017 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts U.S.	July 1, 2017	June 25, 2016	$ / #	%
	($ in thousands except as otherwise noted)
Revenues:
Royalty income	$119,097	112,031	7,066	6.3%
Franchise fees	10,065	9,337	728	7.8%
Rental income	26,532	24,928	1,604	6.4%
Sales at company-operated restaurants	—	4,643	(4,643)	(100.0)%
Other revenues	1,386	2,721	(1,335)	(49.1)%
Total revenues	$157,080	153,660	3,420	2.2%

Segment profit	$122,548	116,085	6,463	5.6%

Comparable store sales growth	0.8%	0.5%
Systemwide sales (in millions)[1]	$2,175.0	2,056.9	118.1	5.7%

Points of distribution	8,948	8,573	375	4.4%
Gross openings	91	107	(16)	(15.0)%
Net openings[2]	64	73	(9)	(12.3)%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
2 Net openings for the three months ended June 25, 2016 reflect the previously-announced closing of 9 self-serve coffee stations within Speedway locations.
Dunkin' Donuts U.S. second quarter revenues of $157.1 million represented an increase of 2.2% compared to the prior year period. The increase was primarily a result of an increase in royalty income driven by systemwide sales growth, as well as an increase in rental income driven by an increase in the number of leases for franchised locations. Additionally, franchise fees increased due primarily to an increase in renewal income, offset by a decrease in gross openings. The increases in revenues were offset by a decline in sales at company-operated restaurants as there were no company-operated points of distribution in the second quarter of 2017, as well as a decrease in other revenues driven by transfer fee income and refranchising gains in the prior year period.
Dunkin' Donuts U.S. segment profit in the second quarter increased to $122.5 million, an increase of $6.5 million over the prior year period, driven primarily by increases in royalty income, franchise fees, and rental margin. The increases in segment profit were offset by a gain recognized in connection with the sale of company-operated restaurants in the prior year period.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts International	July 1, 2017	June 25, 2016	$ / #	%
	($ in thousands except as otherwise noted)
Revenues:
Royalty income	$4,157	4,218	(61)	(1.4)%
Franchise fees	359	643	(284)	(44.2)%
Other revenues	(21)	357	(378)	(105.9)%
Total revenues	$4,495	5,218	(723)	(13.9)%

Segment profit	$1,454	1,975	(521)	(26.4)%

Comparable store sales decline	(2.8)%	(3.1)%
Systemwide sales (in millions)[1]	$169.4	175.0	(5.6)	(3.2)%

Points of distribution	3,402	3,368	34	1.0%
Gross openings	75	100	(25)	(25.0)%
Net openings (closings)	(1)	35	(36)	(102.9)%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' Donuts International second quarter systemwide sales decreased 3.2% from the prior year period driven primarily by sales declines in South Korea, Southeast Asia, and Europe, offset by sales growth in South America, the Middle East, and China. Sales in South Korea were positively impacted by foreign exchange rates, while sales in Southeast Asia were negatively impacted by foreign exchange rates. On a constant currency basis, systemwide sales decreased by approximately 3%.
Dunkin' Donuts International second quarter revenues of $4.5 million represented a decrease of 13.9% from the prior year period. The decrease in revenues was primarily a result of a decline in franchise fees, as well as a decrease in other revenues due to a decrease in transfer fee income.
Segment profit for Dunkin' Donuts International decreased $0.5 million to $1.5 million in the second quarter primarily as a result of the decrease in revenues, as well as a decrease in net income from our South Korea joint venture, offset by a decrease in general and administrative expenses.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	July 1, 2017	June 25, 2016	$ / #	%
	($ in thousands except as otherwise noted)
Revenues:
Royalty income	$9,080	8,824	256	2.9%
Franchise fees	193	171	22	12.9%
Rental income	764	721	43	6.0%
Sales of ice cream and other products	882	661	221	33.4%
Other revenues	3,428	3,361	67	2.0%
Total revenues	$14,347	13,738	609	4.4%

Segment profit	$10,970	10,738	232	2.2%

Comparable store sales growth (decline)	(0.9)%	0.6%
Systemwide sales (in millions)[1]	$187.5	183.0	4.5	2.5%

Points of distribution	2,551	2,530	21	0.8%
Gross openings	24	31	(7)	(22.6)%
Net openings	12	12	—	—%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins U.S. second quarter revenues increased 4.4% from the prior year period to $14.3 million due primarily to an increase in royalty income and an increase in sales of ice cream and other products.
Segment profit for Baskin-Robbins U.S. increased 2.2% to $11.0 million in the second quarter over the prior year period primarily due to an increase in revenues, offset by an increase in cost of ice cream and other products and an increase in general and administrative expenses.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	July 1, 2017	June 25, 2016	$ / #	%
	($ in thousands except as otherwise noted)
Revenues:
Royalty income	$1,858	1,765	93	5.3%
Franchise fees	257	206	51	24.8%
Rental income	112	113	(1)	(0.9)%
Sales of ice cream and other products	31,686	32,716	(1,030)	(3.1)%
Other revenues	65	40	25	62.5%
Total revenues	$33,978	34,840	(862)	(2.5)%

Segment profit	$12,501	11,079	1,422	12.8%

Comparable store sales growth (decline)	3.3%	(6.6)%
Systemwide sales (in millions)[1]	$370.7	360.0	10.7	3.0%

Points of distribution	5,341	5,198	143	2.8%
Gross openings	129	139	(10)	(7.2)%
Net openings	58	78	(20)	(25.6)%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins International systemwide sales increased 3.0% in the second quarter compared to the prior year period driven by sales growth in South Korea and Japan, offset by declines in Europe and the Middle East.

Sales in South Korea were positively impacted by foreign exchange rates, while sales in Japan were negatively impacted by foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 3%.
Baskin-Robbins International second quarter revenues decreased 2.5% from the prior year period to $34.0 million due primarily to a decrease in sales of ice cream products to our licensees in the Middle East. Systemwide sales and sales of ice cream products are not directly correlated within a given period due to the lag between shipment of products to licensees and retail sales at franchised restaurants, as well as the overall timing of deliveries between fiscal quarters.
Second quarter segment profit for Baskin-Robbins International increased 12.8% from the prior year period to $12.5 million as a result of an increase in net income from our Japan and South Korea joint ventures, offset by an increase in general and administrative expenses.
COMPANY UPDATES

•
During the second quarter, the Company entered into and completed an accelerated share repurchase agreement for $100 million, resulting in the repurchase of approximately 1.8 million shares at a weighted average cost per share of $56.90. The Company's shares outstanding as of July 1, 2017 were 90,485,230.

•
The Company today announced that the Board of Directors declared a cash dividend of $0.3225 per share, payable on September 6, 2017, to shareholders of record as of the close of business on August 28, 2017.

•
The Company announced in May that it had appointed Linda Boff, Chief Marketing Officer for GE to its Board of Directors. Earlier this month, the Company announced that it had appointed Roland Smith to its Board of Directors. He most recently served as the Chairman and CEO of Office Depot, Inc., and earlier in his career was President and CEO of The Wendy’s Company and CEO of Arby’s Restaurant Group, Inc.

FISCAL YEAR 2017 TARGETS
As described below, the Company is updating and reiterating certain targets regarding its 2017 performance:

•
The Company continues to expect low single digit comparable store sales growth for Dunkin' Donuts U.S. The Company now expects slightly negative comparable store sales for Baskin-Robbins U.S. Previously it expected low single digit growth.

•	The Company now expects Dunkin' Donuts U.S. franchisees to add approximately 330 to 350 net new restaurants. Previously it expected approximately 385 net new restaurants for Dunkin' Donuts U.S.

•	The Company continues to expect Baskin-Robbins U.S. franchisees to add approximately 10 net new restaurants.

•
Internationally, the Company now expects franchisees and licensees to add between 50 and 100 net new restaurants across the two brands. Previously it expected to add approximately 200 net new restaurants across the two brands internationally.

•	The Company continues to expect low-to-mid single digit revenue growth on both a 52- and 53-week basis (fiscal year 2016 was a 53-week year).

•	The Company continues to expect mid-to-high single digit GAAP operating income growth and adjusted operating income growth on both a 52- and 53-week basis.

•
The Company continues to expect GAAP diluted earnings per share of $2.22 to $2.30 and diluted adjusted earnings per share of $2.40 to $2.43. This guidance excludes any potential future impact from material excess tax benefits in subsequent quarters of 2017.

•
The Company expects full-year weighted-average shares outstanding of approximately 93 million and a 36.5 percent effective tax rate, which excludes any potential future impact from material excess tax benefits in subsequent quarters of 2017.

The foregoing non-GAAP forward-looking financial measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Adoption of New Accounting Standard
The Company adopted ASU 2016-09 in the first quarter of 2017, which simplifies several aspects of accounting for share-based payment transactions, including excess tax benefits and classification in the statements of cash flows. The adoption resulted in a $0.7 million reduction to the provision for income taxes for the second quarter of 2017, or a 0.7 percentage point decrease in our effective tax rate for the second quarter of 2017, due to the recognition of excess tax benefits related to share-based compensation. Prior year periods have not been revised to reflect excess tax benefits in earnings, as only prospective application is permitted. Excess tax benefits will vary in future periods, as such amounts are dependent on the number of employee stock options exercised and fluctuations in the Company’s stock price. Additionally, the diluted weighted average number of common shares outstanding for the second quarter of 2017 excludes excess tax benefits from the assumed proceeds available to repurchase shares under the treasury stock method, which did not have a material impact in the second quarter of 2017. The adoption of ASU 2016-09 had no impact on cash paid for income taxes.
Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by Nigel Travis, Chairman & Chief Executive Officer, Dave Hoffmann, President of Dunkin' Donuts U.S. & Canada, and Kate Jaspon, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 47212994. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.
Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” or “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements such as adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as systemwide sales and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.

The Company uses “DD U.S. comparable store sales growth” and “BR U.S. comparable store sales growth,” which are calculated by including only sales from franchisee- and company-operated restaurants that have been open at least 78 weeks and that have reported sales in the current and comparable prior year week.

The Company uses “DD International comparable store sales growth” and "BR International comparable store sales growth," which generally represents the growth in local currency average monthly sales for franchisee-operated restaurants, including joint ventures, that have been open at least 13 months and that have reported sales in the current and comparable prior year month.

About Dunkin' Brands Group, Inc.

With more than 20,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the second quarter 2017, Dunkin' Brands' 100 percent franchised business model included more than 12,300 Dunkin' Donuts restaurants and more than 7,800 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Sr. Director, IR & Competitive Intelligence	SVP, Corporate Communications
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Six months ended
	July 1, 2017	June 25, 2016	July 1, 2017	June 25, 2016

Revenues:
Franchise fees and royalty income	$145,066	137,195	275,135	260,978
Rental income	27,408	25,769	51,830	48,994
Sales of ice cream and other products	32,862	33,966	58,159	59,857
Sales at company-operated restaurants	—	4,643	—	10,313
Other revenues	13,186	14,736	24,070	25,943
Total revenues	218,522	216,309	409,194	406,085
Operating costs and expenses:
Occupancy expenses—franchised restaurants	14,287	13,614	28,425	26,810
Cost of ice cream and other products	22,199	22,827	39,121	40,061
Company-operated restaurant expenses	—	5,297	—	11,790
General and administrative expenses, net	62,382	63,459	123,617	124,654
Depreciation	5,071	5,178	10,155	10,311
Amortization of other intangible assets	5,333	5,568	10,660	11,329
Long-lived asset impairment charges	60	4	107	97
Total operating costs and expenses	109,332	115,947	212,085	225,052
Net income of equity method investments	4,327	3,717	7,146	6,681
Other operating income, net	33	2,062	588	3,760
Operating income	113,550	106,141	204,843	191,474
Other income (expense), net:
Interest income	425	124	746	273
Interest expense	(24,885)	(24,972)	(49,756)	(49,853)
Other income (loss), net	28	(102)	215	(472)
Total other expense, net	(24,432)	(24,950)	(48,795)	(50,052)
Income before income taxes	89,118	81,191	156,048	141,422
Provision for income taxes(a)	33,414	31,601	52,877	54,678
Net income	$55,704	49,590	103,171	86,744

Earnings per share—basic	$0.61	0.54	1.13	0.95
Earnings per share—diluted	0.60	0.54	1.11	0.94
(a) In the first quarter of 2017, the Company adopted ASU 2016-09. As required by the update, excess tax benefits or deficiencies are now recorded to the provision for income taxes in the consolidated statements of operations, on a prospective basis, instead of additional paid-in capital in the consolidated balance sheets. As a result, the Company recognized $0.7 million and $6.8 million of excess tax benefits from share-based compensation in the consolidated statements of operations during the three and six months ended July 1, 2017, respectively.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	July 1, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$264,662	361,425
Restricted cash	74,952	69,746
Accounts, notes, and other receivables, net	84,005	85,184
Other current assets	109,954	90,003
Total current assets	533,573	606,358
Property and equipment, net	170,013	176,662
Equity method investments	124,679	114,738
Goodwill and other intangible assets, net	2,256,317	2,266,992
Other assets	63,336	62,632
Total assets	$3,147,918	3,227,382
Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt	$25,000	25,000
Accounts payable	19,414	12,682
Other current liabilities	341,521	386,519
Total current liabilities	385,935	424,201
Long-term debt, net	2,392,732	2,401,998
Deferred income taxes, net	453,511	461,810
Other long-term liabilities	101,141	102,631
Total long-term liabilities	2,947,384	2,966,439
Total stockholders’ deficit	(185,401)	(163,258)
Total liabilities and stockholders’ deficit	$3,147,918	3,227,382

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Six months ended
	July 1, 2017	June 25, 2016

Net cash provided by operating activities(a)	$63,954	82,136
Cash flows from investing activities:
Additions to property and equipment	(3,624)	(6,775)
Proceeds from sale of real estate and company-operated restaurants	—	7,427
Other, net	(99)	(872)
Net cash used in investing activities	(3,723)	(220)
Cash flows from financing activities:
Repayment of long-term debt	(12,500)	(12,500)
Dividends paid on common stock	(58,847)	(54,851)
Accelerated share repurchases of common stock	(100,000)	(30,000)
Exercise of stock options	19,928	3,933
Other, net	(799)	(559)
Net cash used in financing activities(a)	(152,218)	(93,977)
Effect of exchange rates on cash, cash equivalents, and restricted cash(a)	398	27
Decrease in cash, cash equivalents, and restricted cash	(91,589)	(12,034)
Cash, cash equivalents, and restricted cash, beginning of period(a)	431,832	333,115
Cash, cash equivalents, and restricted cash, end of period(a)	$340,243	321,081
(a) Changes in restricted cash that have historically been included within operating and financing activities have been eliminated, and restricted cash is combined with cash and cash equivalents when reconciling the beginning and end of period balances. Additionally, the impact of excess tax benefits from share-based compensation have been reclassified from financing activities to operating activities. These changes were made based on the adoption of new accounting standards. The prior period has been revised to conform to the current period presentation for all such changes.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except share and per share data)
(Unaudited)
	Three months ended		Six months ended
	July 1, 2017	June 25, 2016	July 1, 2017	June 25, 2016

Operating income	$113,550	106,141	204,843	191,474
Operating income margin	52.0%	49.1%	50.1%	47.2%
Adjustments:
Amortization of other intangible assets	$5,333	5,568	10,660	11,329
Long-lived asset impairment charges	60	4	107	97
Transaction-related costs(a)	—	9	—	64
Bertico and related litigation	—	(428)	—	(428)
Adjusted operating income	$118,943	111,294	215,610	202,536
Adjusted operating income margin	54.4%	51.5%	52.7%	49.9%

Net income	$55,704	49,590	103,171	86,744
Adjustments:
Amortization of other intangible assets	5,333	5,568	10,660	11,329
Long-lived asset impairment charges	60	4	107	97
Transaction-related costs(a)	—	9	—	64
Bertico and related litigation	—	(428)	—	(428)
Tax impact of adjustments(b)	(2,157)	(2,061)	(4,307)	(4,425)
Adjusted net income	$58,940	52,682	109,631	93,381

Adjusted net income	$58,940	52,682	109,631	93,381
Weighted average number of common shares – diluted	92,606,525	92,451,913	92,863,378	92,535,091
Diluted adjusted earnings per share	$0.64	0.57	1.18	1.01

(a) Represents non-capitalizable costs incurred as a result of the securitized financing facility.
(b) Tax impact of adjustments calculated at a 40% effective tax rate.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations (continued)
(Unaudited)

	Fiscal year ended December 30, 2017
	Low	High
Diluted earnings per share	$2.22	2.30
Adjustments:
Amortization of other intangible assets	0.24	0.23
Long-lived asset impairment charges	0.04	—
Transaction-related costs(a)	0.01	—
Bertico and related litigation	0.01	(0.01)
Tax impact of adjustments(b)	(0.12)	(0.09)
Diluted adjusted earnings per share	$2.40	2.43

(a) Represents non-capitalizable costs incurred as a result of the securitized financing facility.
(b) Tax impact of adjustments calculated at a 40% effective tax rate.